UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2009

CH Energy Group, Inc.

(Exact name of registrant as specified in its charter)

NEW YORK	0-30512	14-1804460
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		Number)

284 South Avenue, Poughkeepsie, New York	12601-4839
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (845) 452-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 28, 2009, CH Energy Group, Inc. held its Annual Meeting of Shareholders at the Corporation’s offices in Poughkeepsie, New York.

As of the record date, March 2, 2009, there were 15,785,199 shares of Common Stock of the Corporation that were eligible to be voted at the meeting. At the Meeting, 14,270,051 shares, or approximately 90.4% of all outstanding shares of Common Stock, were present either in person or by proxy. Three matters were voted upon at the Meeting, with the Board recommending a vote “FOR” each matter.

The first matter, Proposal No. 1, was the election of three Class III directors to the Board of Directors, each to serve a three-year term expiring at the Annual Meeting of Shareholders in 2012. The three nominees proposed by the Board were elected.

The second matter, Proposal No. 2, was a proposal to amend the Corporation’s Restated Certificate of Incorporation to provide for the annual election of all directors on the Board of Directors. Pursuant to Proposal No. 2, the annual election of directors would be phased-in so that all directors would stand for election on an annual basis in 2012. The proposal passed.

The third matter, Proposal No. 3, was a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Corporation's independent public accounting firm for 2009. The appointment was ratified.

The table below shows the final tally of the voting, superseding the preliminary tally presented at the Annual Meeting of Shareholders.

Proposal No. 1 – Election of Directors	Shares For	Shares Withheld
Manual J. Iraola	13,818,766	451,283
E. Michael Kruse	13,812,476	457,573
Ernest R. Verebelyi	13,777,754	492,295

Proposal No. 2 – Amendment to Provide for Annual Election of Directors	Shares For	Shares Against	Shares Abstain
	13,871,253	236,448	162,347

Proposal No. 3 – Ratification of Appointment of PricewaterhouseCoopers LLP	Shares For	Shares Against	Shares Abstain
	13,985,186	136,087	148,778

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH ENERGY GROUP, INC.

(Registrant)

By:	/s/ Kimberly J. Wright
KIMBERLY J. WRIGHT
Vice President - Accounting and Controller

Dated:	April 29, 2009